EXHIBIT 10.15

                      EMPLOYMENT AGREEMENT


          This Employment Agreement ("Agreement") between Lions Gate Entertainment Corp. and its subsidiaries (collectively "Lions Gate") and Marni Wieshofer ("Employee") is entered into and is effective as of August 26, 2000 with respect to the following:

     1. Employment. Lions Gate hereby agrees to employ as its Chief Financial Officer of Lions Gate Entertainment Corp.
("LGEC") and Employee hereby agrees to accept such employment under the terms and conditions set forth below.

     2.  Term.  August 26, 2000 to August 26, 2003.

     3. Reporting. Employee shall report directly to the CEO of Lions Gate, Jon Feltheimer, or his designee.

     4.  Compensation.

          (a) Employee shall receive compensation in the amount of U.S. $250,000 in bi-weekly draws or any other manner agreed upon by the Company, to be increased after one (1) year at the discretion of the Company.

          (b) Employee shall receive a yearly housing allowance in the amount of U.S. $60,000.

     5.   Options.

          (a) Currently - 100,000 options to purchase common shares of LGE at Cdn $4.85 each, vesting pursuant to your previous agreement:

               (i)   1/3 now vested
               (ii)  1/3 on February 1, 2001
               (iii) 1/3 on February 1, 2002

          (b) Additional Grant - 75,000 options to purchase common shares of LGE at U.S. $2.55, vesting as follows:

               (i)   1/3 on August 15, 2001
               (ii)  1/3 on August 15, 2002
               (iii) 1/3 on August 15, 2003

          (c) Employee has six (6) months to exercise all vested options if terminated with cause or leaves employment voluntarily.

          (d) Employee has one (1) year to exercise all vested options if she is terminated without cause or becomes incapacitated. Her estate has one (1) year to exercise all vested options in the event of her death.

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     6.   Benefits.

          (a)  Life, health, dental for self and dependent family
- standard as for other senior executives of LGE of the same level.

     7. Perks. Cell phone and parking, reimbursement of all home telephone/fax and other out-of-pocket expenses for business use.

     8.   Expense Reimbursement.  Business class travel.
Reimbursement for business expenses against vouchers and in accordance with standard Company policies.

     9. Vacation. Four weeks per annum, but does not accumulate without permission of LGEC CEO. No more than two weeks at a time without consent of LGEC CEO.

     10. Notices. All notices to be given pursuant to this agreement shall be effected either by personal delivery in writing, or by certified mail, return receipt requested, addressed as follows:

          Lions Gate:

          Lions Gate Entertainment
          5750 Wilshire Boulevard
          Suite 501
          Los Angeles, California 90036
          Attention:  Jon Feltheimer/John Dellaverson

          Employee:

          Marni Wieshofer
          c/o Lions Gate Entertainment
          5750 Wilshire Boulevard
          Suite 501
          Los Angeles, California 90036

     11. Complete Agreement; Modifications. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding. This agreement embodies the complete agreement and understanding between the parties and supersedes all prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

     12. Laws. This agreement will be governed by the internal laws of the State of California irrespective of rules pertaining to conflicts of laws.

     13.  Waivers.   Failure to require compliance with any
provision or condition provided for under this agreement at any one time, or several times, shall not be deemed a waiver or relinquishment of such provision or condition at any other time.


     14. Assignment. Employee shall not assign any of her rights or delegate any of her duties under this agreement.

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     15.  Termination and Non - Renewal.

          15.1 This Agreement shall terminate upon the happening of any one or more of the following events:

               (a)  The mutual written agreement between Lions
Gate and Employee; or

               (b)  The death of Employee; or

               (c) Employee's having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing her duties hereunder for a period of one hundred and twenty (120) days or more, or

               (d) The determination on the part of Lions Gate "cause" exists for termination of this Agreement; "cause" being defined as: 1) Employee's conviction of a felony (not related to a traffic violation) or plea of nolo contendere to a felony;
2) commission of any material act of dishonesty in the performance of Employee's duties hereunder; 3) material breach of this Agreement by Employee, or 4) any act of misconduct by Employee having a substantial adverse effect on the business or reputation of Lions Gate.

               (e) LGEC shall have the right, exercisable by giving written notice to you to terminate your employment at any time after you have been unable to perform the services or duties required of you hereunder as a result of physical or mental disability (or disabilities) which has (or have) continued for more than four months in the aggregate in any twelve month period. In such event, LGEC shall pay to you your salary through to the date specified in the notice of termination; provided, however, that such date of termination shall not be less than six months after the date of such notice of termination.

          15.2 In the event that this Agreement is terminated pursuant to Paragraph 15.1, neither Lions Gate nor Employee shall have any remaining duties or obligations hereunder, except that Lions Gate shall pay to Employee or her representatives, only such compensation as is due pursuant to Paragraph 4 prorated through the date of termination, as well as any accrued vacation benefits which remain unused through the date of termination.

     16.  Change of  Control.

          16.1 If at any time during the term of this Agreement there is a change in control of the Company (as defined below), then all unvested options will become fully vested on the date of completion of the change of control, or such earlier date necessary to exercise such options prior to completion of the change of control.

          16.2 For the purposes of this Agreement:

               16.2.1    A "change of control of the Company"
shall be deemed to have occurred when:

                   (a)  any person acquires or becomes the
beneficial owner of, or a combination of persons acting in concert acquires or becomes the beneficial owner of, directly or indirectly, more than 20% of the voting securities of the Company , whether through the acquisition of previously issued and outstanding voting securities or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect.

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                    (b)  any resolution is passed or any action
or proceeding is taken with respect to the liquidation, dissolution or winding-up of the Company;

                    (c)  20% or more of the issued and
outstanding voting securities of the Company become subject to a voting trust not controlled by the Company's current senior management;

                    (d) the Company amalgamates or enters into a plan of arrangement with one or more corporations other than a subsidiary;

                    (e)  the Company sells, leases or otherwise
disposes of all or substantially all of its assets and undertaking, whether pursuant to one or more transactions;

                    (f)  the Company or any subsidiary or
affiliate enters into any transaction or arrangement which would have the same or similar effect as the transactions referred to in paragraphs (b), (d) or (e) above; or

                    (g)  the incumbent directors (as defined
below) cease to constitute a majority of the Board of Directors
("Board") of the Company;

               16.2.2 "Incumbent director" means any member of the Board who was a member of the Board prior to the occurrence of the transaction, transactions or elections giving rise to a change of control and any successor to an incumbent director who was recommended or elected or appointed to succeed an incumbent director by the affirmative vote of a majority of the incumbent directors then on the Board.

     17. Trade Secrets. The parties acknowledge and agree that during the term of this Agreement and in the course of the discharge of her duties hereunder, Employee shall have access to and become acquainted with information concerning the operation of Lions Gate and its affiliated entities, including without limitation, financial, personnel, sales, planning and other information that is owned by Lions Gate and regularly used in the operation of Lions Gate's business and that this information constitutes Lions Gate's trade secrets. Employee agrees that she shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of her employment for Lions Gate. Employee further agrees that she will execute the Lions Gate confidential information and intellectual property
- assignment agreement not later than the date on which she executes this Agreement.

     18. Arbitration. Employee and Lions Gate agree that any and all claims or controversies whatsoever brought by Employee, arising out of or relating to this Agreement, her employment with Lions Gate, or otherwise arising between Employee and Lions Gate, will be settled by final and binding arbitration under the Federal Arbitration Act in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. This includes all claims whether arising in tort or contract and whether arising under statute or common law. Such claims may include, but are not limited to, those relating to this Agreement, wrongful termination, retaliation, harassment, or any statutory claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or similar Federal or state statutes. In addition, any claims arising out of the public policy of California (and/or claims arising out of the public policy of the state in which Employee is employed), any claims of wrongful termination, employment discrimination, retaliation, or harassment of any kind, as well as any

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claim related to the termination or non-renewal of this Agreement shall be arbitrated under the terms of this Agreement. The obligation to arbitrate such claims will survive the termination of this Agreement.

          The arbitration will be conducted before an arbitrator who is a member of the National Academy of Arbitrators and selected by the parties from the American Arbitration
Association's Labor Panel.   The arbitrator shall have a business
office in or be a resident of Los Angeles County, California.
The arbitrator will have jurisdiction to determine the arbitrability of any claim. The arbitrator will not have the right to add to, subtract from or modify any of the terms of this Agreement, nor the power to reverse or modify any decision reserved to Lions Gate's discretion. The arbitrator shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief and ancillary costs and fees) available under state and Federal law. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. Discovery shall be in accordance with the California Arbitration Act. The parties agree that Lions Gate shall pay the Arbitrator's fee.

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          If the foregoing represents your understanding and
agreement and you agree to be legally bound by the foregoing terms and conditions, kindly so indicate in the place provided for your signature below.

                                   Lions Gate Entertainment Corp.


                                   /s/ JOHN DELLAVERSON
                                   -----------------------------
                                   John Dellaverson
                                   Executive Vice President

Agreed to and Accepted:


/s/ MARNI WIESHOFER
------------------------------
Marni Wieshofer

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